Exhibit 99.1

Company:

Michael J. Fitzpatrick

Chief Financial Officer

OceanFirst Financial Corp.

Tel: (732)240-4500, ext. 7506

Fax: (732)349-5070

email:Mfitzpatrick@oceanfirst.com

FOR IMMEDIATE RELEASE

OceanFirst Financial Corp.

ANNOUNCES THAT 2006 EARNINGS WILL BE REVISED

TOMS RIVER, NEW JERSEY, March 12, 2007…OceanFirst Financial Corp. (NASDAQ:OCFC), the holding company for OceanFirst Bank, today announced that earnings for the year ended December 31, 2006 will be revised from the earnings results the Company reported in its January 18, 2007 press release.

The Company has recently received additional information relative to the incidence of early payment default on loans sold by Columbia Home Loans, LLC, (“Columbia”), the Company’s mortgage banking subsidiary. During 2006, Columbia began offering a new subprime mortgage loan product which provided the borrower with 100% financing relative to the value of the underlying property. These mortgage loans were sold to investors, however, the loan sale agreements required Columbia to repurchase the loan in the event of an early payment default, generally defined as a failure to make the first payment due following funding of the loan. Columbia must also repurchase a loan in the event of a breach to a representation or warranty or a misrepresentation during the loan origination process.

Based on the information currently available to the Company, a reserve for repurchased loans should have been reflected in the December 31, 2006 financial statements. Management is currently in the process of evaluating the amount of the reserve for repurchased loans. Columbia has discontinued the origination of the subprime loan product primarily responsible for the repurchase reserve.

As a result of the expected revisions to the financial statements, the Company expects to delay the filing of its Annual Report on Form 10-K for up to 15 days.

OceanFirst Financial Corp.’s subsidiary, OceanFirst Bank, founded in 1902, is a federally-chartered stock savings bank with $2.1 billion in assets and twenty branches located in Ocean, Monmouth and Middlesex counties, New Jersey. The Bank is the largest and oldest community-based financial institution headquartered in Ocean County, New Jersey.

OceanFirst Financial Corp.’s press releases are available at no charge by visiting us on the worldwide web at http://www.oceanfirst.com.

Forward-Looking Statements

This news release contains certain forward-looking statements which are based on certain assumptions and describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and the subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area and accounting principles and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company does not undertake – and specifically disclaims any obligation – to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.